Issuer Free-Writing Prospectus dated November 25, 2011
Filed Pursuant to Rule 433
Relating to the Prospectus dated November 14, 2011 and
the Prospectus Supplement dated November 15, 2011
Registration Statement No. 333-174483

BANCO SANTANDER (BRASIL) S.A.
Taxpayer ID (CNPJ/MF) No. 90.400.888/0001-42
Publicly-held Company with Authorized Capital

NOTICE TO THE MARKET

BANCO SANTANDER (BRASIL) S.A. (“Santander Brasil” or “Company”) informs the market that on November 14 and 15, 2011 the Company filed a shelf registration statement and a related prospectus supplement with the U.S. Securities & Exchange Commission (“SEC”) with the purpose of having available for sale on a registered basis by Santander Brasil and certain companies belonging to Grupo Santander approximately 8% of Santander Brasil's stock. Santander Brasil hereby announces to the market that it has been informed by Banco Santander, S.A. (“Santander Spain”) that it is Grupo Santander's intention to use the registration to: (i) allow greater flexibility to the group in fulfilling its commitment to deliver approximately a 5% stake in Santander Brasil under the outstanding exchangeable bonds; and (ii) fulfil Banco Santander’s commitment to reach a 25% free float in Santander Brasil prior to October 2012 (or, subject to agreement with BM&FBOVESPA, prior to October 2014) when market conditions are appropriate.

This notice shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about Santander Brasil and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request it by calling 1-212-583-4629.

São Paulo, November 25, 2011.

Banco Santander (Brasil) S.A.
Carlos Alberto Lopez Galan
Investors Relations Officer